UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:	001-12515

OM GROUP, INC.
(Exact name of registrant as specified in its charter)

950 MAIN AVENUE, SUITE 1300, CLEVELAND, OHIO 44113, TEL- 800-519-0083
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

COMMON STOCK, $0.01 PAR VALUE
UNISSUED COMMON STOCK REGISTERED UNDER THE REGISTRATION STATEMENT ON FORM S-8 (FILE No. 333-197835)
UNISSUED COMMON STOCK REGISTERED UNDER THE REGISTRATION STATEMENT ON FORM S-8 (FILE No. 333-145238)
UNISSUED COMMON STOCK REGISTERED UNDER THE REGISTRATION STATEMENT ON FORM S-8 (FILE No. 333-141033)
UNISSUED COMMON STOCK REGISTERED UNDER THE REGISTRATION STATEMENT ON FORM S-8 (FILE No. 333-65852)
UNISSUED COMMON STOCK REGISTERED UNDER THE REGISTRATION STATEMENT ON FORM S-8 (FILE No. 333-47230)
UNISSUED COMMON STOCK REGISTERED UNDER THE REGISTRATION STATEMENT ON FORM S-8 (FILE No. 333-07529)

(Title of each class of securities covered by this Form)

NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:     0

Pursuant to the requirements of the Securities Exchange Act of 1934, (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 9, 2015	By:	/s/ Ed Yocum
	Name:	Ed Yocum
	Title:	Executive Vice President, General Counsel and Secretary